Exhibit 3.1.2

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION

OF

JELD-WEN HOLDING, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

JELD-WEN Holding, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Section F(1) of Article V of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to read as set forth below:

Optional Conversion. Each share of Class B-1 Common Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Class B-1 Common Stock, into shares of Common Stock at the same ratio on the date of conversion as a share of Series A-1 Stock would have been convertible on such date of conversion pursuant to Section B(1)(a) of Article VI, assuming that:

(X) clause (y) of Section B(1)(a) of Article VI read in its entirety as follows: “(y) the quotient of $95.297074 divided by $206.7269”,

(Y) no cash dividends had been paid on the Series A-1 Stock, and

(Z) for purposes of determining the New Series A-1 Unpaid Dividends under clause (z) of Section B(1)(a) of Article VI, the “Old Series A-1 Unpaid Dividends” referenced in Section A(2)(a)(i) of Article VI regarding the accrual of dividends on the Series A-1 Stock were equal to $167.1864

(such ratio, the “Class B-1 Conversion Rate”).

SECOND: The first sentence of Section F(2) of Article V of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to read as set forth below:

If, at any time a majority of the shares of Series A-1 Stock outstanding as of the Series A Initial Issuance Date (i) have been converted to Common Stock pursuant to Section B of Article VI, whether pursuant to optional conversion or automatic conversion thereof, (ii) have been exchanged for Common Stock pursuant to an exchange or similar agreement (any such occurrence, the “Series A Majority Conversion”), or (iii) cease to be outstanding upon a Company Redemption pursuant to Section D of Article VI, then, effective immediately upon the occurrence of such event, all outstanding shares of the Class B-1 Common Stock shall be converted into shares of Common Stock at the Class B-1 Conversion Rate at such time.

THIRD: Section A(2)(c) of Article VI of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to read as set forth below:

Notwithstanding clause (i) of the first sentence of Section (2)(b) and the existence of Series A Unpaid Dividends that otherwise may not be declared and paid pursuant to the second to last sentence of Section 2(a), the Corporation may declare and pay dividends on the Total Common Stock if (i) the Corporation gives notice to the holders of the Series A Convertible Preferred Stock describing (A) the proposed dividend to be paid on the Total Common Stock (the “Proposed Dividend”) and offering to declare and pay such Series A Unpaid Dividends and (B), if applicable, an alternative proposed dividend to be paid on the Total Common Stock if such Series A Unpaid Dividends are not paid (the “Alternative Dividend”) and (ii) the holders of a majority of the voting power of the outstanding shares of Series A Convertible Preferred Stock, voting together as a single class on an as-converted basis, consent in writing either to permit the Proposed Dividend and be paid the Series A Unpaid Dividends or to permit the payment of the Alternative Dividend. Nothing in this subsection (c) shall prohibit payment of a dividend in accordance with clause (ii) of the first sentence of Section A(2)(b).

FOURTH: The foregoing amendments were duly adopted in accordance with Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

JELD-WEN HOLDING, INC.

By:	/s/ Laura W. Doerre
Laura W. Doerre
Executive Vice President, General Counsel
& Chief Compliance Officer

Date:	10/28/16